Exhibit 10.4

EXECUTIVE STOCK OWNERSHIP GUIDELINES EFFECTIVE DATE: DECEMBER 11, 2014 LAST REVIEWED: DECEMBER 11, 2014

The Board believes that significant stock ownership by the Company’s senior officers will further align their interests with those of the Company’s stockholders and will promote our long-term business objectives.  Therefore, the Board has adopted common stock ownership guidelines requiring ownership of shares of common stock having a value equal to five times base salary in the case of our CEO and three times base salary in the case of our other officers who are direct reports to the CEO.

Officers will be expected to meet the applicable ownership threshold within five years of the later of December 11, 2014 or the date of their appointment to the applicable position.

The level of compliance with these guidelines will be determined on an annual basis by the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and reported to the Board.  For purposes of such determination, stock ownership will be determined from the totals on Table 1 of an SEC Form 4 other than unvested time-based restricted stock awards, and which excludes outstanding stock options and stock appreciation rights (whether or not vested).  To calculate the value of an officer’s shares of common stock, this total shall be multiplied by the highest share price in the preceding 52 week period.

These guidelines may be waived at the discretion of the CNG Committee with respect to any particular officer or based on bona fide personal financial need or hardship, other special circumstances or if compliance would prevent an officer from complying with law, regulation or a court order, as in the case of a divorce settlement.

The CNG Committee shall review these Executive Stock Ownership Guidelines no less than annually.